EXHIBIT 21
SUBSIDIARIES OF CODORUS VALLEY BANCORP, INC.
1.	PeoplesBank, A Codorus Valley Company — 100% owned (chartered in Pennsylvania) 1 Manchester Street, P.O. Box 67 Glen Rock, Pennsylvania 17327
2.	SYC Realty Company, Inc. — 100% owned (incorporated in Pennsylvania) 1 Manchester Street, P.O. Box 67 Glen Rock, Pennsylvania 17327
3.	CVB Statutory Trust I — 100% owned (de novo formation, Delaware)
Trustee:
Wilmington Trust Company
Rodney Square North 1100 North Market
Street Wilmington, Delaware 19890
Attn: Corporate Trust Administration
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